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                                                                     EXHIBIT 4.2


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     AMENDMENT, dated as of August 31, 2000, between Burnham Pacific Properties, Inc., a Maryland corporation (the "Company") and First Chicago Trust Company of New York, a New York corporation, as Rights Agent (the "Rights Agent").

     WHEREAS, the parties hereto are parties to a Rights Agreement dated as of June 19, 1999 (the "Agreement"); and

     WHEREAS, the parties hereto desire to amend the Agreement;

     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. DEFINITIONS; REFERENCES. Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to "hereof," "hereunder," "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby.

     Section 2. AMENDMENT OF SECTION 1 OF THE AGREEMENT. Section 1(a) of this Agreement is hereby amended and modified by inserting the following as the third and fourth paragraphs of that section:

     Notwithstanding the foregoing, neither (i) Blackacre SMC Master Holdings, LLC, Blackacre SMC II Holdings, LLC or any of their respective Affiliates or successors (collectively, the "Blackacre Members") nor (ii) Westbrook Burnham Holdings, L.L.C., Westbrook Burnham Co-Holdings, L.L.C. or any of their respective Affiliates or successors (collectively, the "Westbrook Members" and, with the Blackacre Members, the "Series C Preferred Stockholders") shall become or be deemed to become an Acquiring Person as a result of the issuance to them of shares of the Series 2000-C Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series C Preferred Stock") or of any shares of Common Stock of the Company received by such Series C Preferred Stockholders upon the conversion of any such shares of Series C Preferred Stock.

     Notwithstanding anything in Section 1(e) to the contrary, the formation or existence of a Group consisting of, or the entering into or existence of any other agreement, arrangement or understanding between, one or more of the Blackacre Members and one or more of the Westbrook Members shall not cause (i) any of the Blackacre Members to be or be deemed to be the Beneficial Owner of shares of Common Stock of the

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     Company which are Beneficially Owned by any of the Westbrook Members or
     (ii) any of the Westbrook Members to be or be deemed to be the Beneficial Owner of shares of Common Stock of the Company which are Beneficially Owned by any of the Blackacre Members.

     Section 3. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within Maryland.

     Section 4. COUNTERPARTS. This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This amendment shall become effective when each party shall have executed a counterpart hereof signed by the other party hereto.



     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Attest:                                  BURNHAM PACIFIC PROPERTIES,
                                         INC.


By: /s/ Penny M. Evans                   By: /s/ Scott C. Verges
    ------------------------------           --------------------------------
      Title: Assistant Secretary             Title: President and Interim CEO


Attest:                                  FIRST CHICAGO TRUST COMPANY
                                         OF NEW YORK, as Rights Agent


By: /s/ Kevin Laurita                    By: /s/ Jerry O'Leary
    ------------------------------           --------------------------------
    Title: Managing Director                 Title: Managing Director